Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Charter Financial Corporation

West Point, Georgia

We consent to the use of our reports dated December 14, 2012, with respect to the consolidated statements of financial condition of Charter Financial Corporation and subsidiary as of September 30, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2012, and the effectiveness of internal control over financial reporting as of September 30, 2012, included in the prospectus and elsewhere in the registration statement on Form S-1 of Charter Financial Corporation and to the reference to our Firm under the heading “Experts” in the prospectus.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

December 14, 2012